Exhibit 5.1

717 Texas Avenue, 16th floor Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES
Abu Dhabi	Moscow
Barcelona	Munich
Beijing	New Jersey
Brussels	New York
Chicago	Orange County
Doha	Paris
Dubai	Riyadh
Frankfurt	Rome
Hamburg	San Diego
Hong Kong	San Francisco
Houston	Shanghai
London	Silicon Valley
Los Angeles	Singapore
Madrid	Tokyo
Milan	Washington, D.C.
July 30, 2010
Oxford Resource Partners, LP
41 South High Street, Suite 3450
Columbus, Ohio 43215
Ladies and Gentlemen:
     We have acted as special counsel to Oxford Resource Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 1,929,509 common units representing limited partner interests (the “Units”), under the Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (the “Plan”). The Units are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2010 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Units.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Partnership’s general partner, Oxford Resources GP, LLC, a Delaware limited liability company, and others as to factual matters without having independently verified such factual matters. The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, as interpreted by federal courts and the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Partnership against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Units will have been duly authorized by all

July 30, 2010

necessary partnership action of the Partnership, and the Units will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP